United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 17, 2024

Date of Report (Date of earliest event reported)

Armlogi Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-42099	92-0483179
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20301 East Walnut Drive North Walnut, California	91789
(Address of Principal Executive Offices)	(Zip Code)

(888) 691-2911

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTOC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Convertible Promissory Note

As previously announced, on November 25, 2024 (the “Effective Date”), Armlogi Holding Corp (the “Company”) entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), pursuant to which, the Investor is committed to purchase up to $50 million (the “Commitment Amount”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), at any time during the two-year period following the execution date of the SEPA, by delivering written notice to the Investor (an “Advance Notice”).

For a more complete description of the SEPA, please see the Company’s Current Report on Form 8-K filed with the U.S. Securities Exchange Committee on November 26, 2024, and the full text of the SEPA which was filed as Exhibit 10.1 thereto.

Pursuant to the SEPA, the Investor is required to advance to the Company, subject to the satisfaction of certain conditions as set forth therein, the principal amount of $21 million (the “Pre-Paid Advance”), which will be evidenced by convertible promissory notes (the “Promissory Notes”) in three tranches. The Promissory Notes will accrue interest on the outstanding principal balance at an annual rate equal to 0%, which will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Promissory Notes) for so long as such event remains uncured. The Promissory Notes will mature on November 25, 2026, which may be extended at the option of the Investor. The Promissory Notes are convertible at a conversion price equal to the lower of (i) $7.5937 per share or (ii) 94% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which is $1.1880 per share, subject to adjustment from time to time in accordance with the terms contained in the Promissory Notes).

On December 17, 2024, the second tranche of the Pre-Paid Advance was disbursed in the principal amount of $5 million. A copy of the Promissory Note evidencing the second tranche of the Pre-Paid Advance is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

At the closing of the second tranche of the Pre-Paid Advance, the Investor advanced to the Company the principal amount of $5 million, less a discount in the amount equal to 10% of the principal amount netted from the purchase price due and structured as an original issue discount.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in the Item 1.01 of this Current Report on Form 8-K with respect to the Promissory Notes is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth above in Item 1.01 of this Current Report on Form 8-K relating to the issuance of the Promissory Note evidencing the second tranche of the Pre-Paid Advance are incorporated by reference herein in its entirety.

In addition, as previously reported, pursuant to the SEPA, the Company is required to pay the Investor a structuring fee of $25,000 and a commitment fee totaling $500,000 (the “Commitment Fee”). One-half of the Commitment Fee is required to be paid through the issuance of 43,147 shares of Common Stock to the Investor on the earlier of (i) the 30th day following the Effective Date, or (ii) three trading days prior to the filing date of the initial Registration Statement. The remaining one-half of the Commitment Fee is required to be paid on the three-month anniversary of the Effective Date and will be paid in cash (or by way of an Advance as defined in the SEPA). On December 13, 2024, the Company issued 43,147 shares of Common Stock (the “Commitment Shares”) to the Investor to satisfy, in part, the obligation to pay the Commitment Fee to the Investor..

The issuance of the Commitment Shares and the Promissory Note evidencing the second tranche of the Pre-Paid Advance pursuant to the SEPA was made in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Exhibits.

Exhibit No.	Description
10.1	Second Tranche Convertible Promissory Note, dated December 17, 2024, in favor of YA II PN, LTD.

99.1	Press Release, dated December 20, 2024

104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2024

Armlogi Holding Corp.

By:	/s/ Aidy Chou
Name:	Aidy Chou
Title:	Chief Executive Officer

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